Exhibit 10.1

April 18, 2005

Theresa A. Flanagan
152 Fairview Road
Skillman, N.J. 08558

Dear Ms. Flanagan:

This letter confirms our mutual understanding regarding termination of your employment relationship with Harris Interactive Inc. (the “Company”), the successor by merger to Total Research Corporation (“TRC”). TRC and you entered into an Employment Agreement dated January 1, 1999. The Employment Agreement no longer reflects, in detail, either our relationship or the agreement we have reached regarding termination of your employment with the Company. This letter agreement, therefore, is intended by each of us to supersede and replace the 1999 Employment Agreement as of the date of this letter. We have agreed:

1.	Your last day of active employment with the Company will be June 30, 2005 (the “Termination Date”). You will receive your current salary and benefits through that date.

2.	In lieu of any severance or benefits under the Employment Agreement or any other Company benefits, you are entitled to the severance benefits outlined below. This Agreement does not affect the amount of your vested benefits under any other employee benefit plan in which you were a participant.

a.	After the Termination Date the Company will continue to pay you your current bi-weekly salary, less standard deductions, up to and including September 29, 2006, in the same manner and frequency as you received salary immediately prior to the Termination Date.

b.	You will also be eligible to receive fiscal year 2005 bonus due the Group President, Customer Loyalty Management based on 1st half and 2nd half actual performances against established targets. You must be actively employed as of June 30, 2005 to be eligible to receive the bonus. You will also be eligible for the bonus, should you and the Company mutually agree on a separation date prior to June 30, 2005. The bonus will be paid as cash at the same time as other executive bonuses are paid by the Company.

c.	The Company will continue to provide to you, at Company expense, less the standard employee contribution applicable to employees of status similar to your current position, the health and dental insurance benefits provided to current employees of similar status for the time you are unemployed or without work for which you are compensated, up to and including September 29, 2006. In the event you become employed or begin to perform work for which you are eligible to receive health insurance benefits, the Company will no longer be obligated to provide you with the above-mentioned health and dental benefits. Should you become eligible under COBRA for continuation of your health insurance coverage after September 29, 2006, you will be notified of such right. Short term and long term disability, life insurance and 401K contributions will cease as of the Termination Date. You can continue your Flexible Spending Account contributions during your severance period, through September 29, 2006.

d.	You will be eligible to exercise all vested Company stock options at any time prior to and including September 29, 2006. Your vested stock options amount to 20,625 shares, at an exercise price of $2.42 per share. Failure to exercise vested options on or before September 29, 2006 will result in forfeiture of all or any portion of stock options not exercised. You also have 2,560 at the exercise price of $6.27. These are fully vested options and will have a 10 year expiration date for purposes of exercising, irrespective of continued employment. Prior to the Termination Date you remain subject to the Company’s Insider Trading Policy as it relates to executive officers. Thereafter you are no longer subject to those policies but you may not trade at any time that you remain in possession of material non-public information.

e.	You will be paid for all unused vacation accrued for the current year, prorated through the Termination Date. You will also receive payment for all unused “carry over” vacation time up to a maximum of 5 days.

f.	Use of your laptop computer, if applicable, and cellular phone will continue through the Termination Date, at which time they must be returned to the Company.

g.	Your spouse, if living, or heirs will receive the severance benefits in Section 2 (a), (b), (c) and (e), above in the event of your death. Eligibility to exercise vested stock options will be in accordance with Section 4(b) of the Stock Option Agreement.

3.	If you are a participant in the Company’s 401K plan, you will not be eligible to continue your contributions beyond your termination date. Should you have a loan with the 401K plan, you may either: (a) pay off the loan balance, immediately, or (b) pay off the loan within 90 days of your Termination Date. Should you not pay off the loan, the plan will clear the loan amount and this will be recognized as a distribution from the plan and may be subject to income taxes.

4.	You acknowledge and agree that your receipt of the severance benefits described in this Agreement is contingent upon you immediately notifying Dennis K. Bhame at 60 Corporate Woods, Rochester, New York, 14623, (585) 214-7506, that you have become employed or have begun to perform work for which you are eligible to receive health insurance benefits.

5.	For purposes of accruing 401K benefits, vacation, or other employee benefits, your last day of work shall be deemed as the Termination Date. You will not accrue seniority or other benefits during any period of salary continuation.

6.	You acknowledge and agree that during your employment you were bound by, and following the Termination Date, will continue to be bound by, the Non-Competitive Agreement between you and the Company, signed as a part of your Incentive Stock Option Agreements as well as the Non-Competitive Agreement signed by you dated April 11, 2003. You also agree to continue to be bound by Sections 5.1(a), (b),and (c), 5.2, 5.3, 5.4, 6.2, and 6.3 of your Employment Agreement for the duration and to the extent provided therein and in consideration of the obligations undertaken by the Company pursuant to this Agreement. All references to the “Company” in those sections shall be deemed to be references to Harris Interactive Inc., and for purposes of avoidance of doubt, notwithstanding anything to the contrary in the Employment Agreement the “Non-Competition Period” shall end on June 30, 2006.

7.	You agree that you will not make to any person or entity any statement, whether oral or written, that directly or indirectly denigrates or disparages the Company or any of its officers, directors, employees, or agents. The Company also agrees it will not make to any person or entity any statement, whether oral or written, that directly or indirectly denigrates or disparages you.

8.	You agree that the contents of this Agreement and the consideration therefore shall be kept confidential and shall not be disclosed to any person or entity except your spouse, attorney, and accountant or tax advisor, who in turn shall be advised of this confidentiality provision and their responsibilities under it. The Company may disclose the terms of this Agreement and the consideration therefore to any federal, state, and/or local taxing authority in connection with an audit of tax returns involving the consideration provided for in this settlement or as otherwise required by law.

9.	This Agreement may not be modified, amended, supplemented or canceled except by a written agreement signed by each of us. This Agreement (including without limitation the provisions set forth in Section 6) shall be governed, construed, and enforced in accordance with the laws of the State of New York notwithstanding the fact that venue for any arbitration or proceeding is placed in New Jersey.

10.	The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, it is the intent of the parties that the Agreement be enforced to the greatest extent possible to protect the interests set forth herein.

11.	Any “Change of Control” in the Company’s Executive Management, Board of Directors, ownership, or the like, will not result in a discontinuance of severance benefits as outlined in this agreement. Successors(s) will be bound by this agreement.

Please sign and return the enclosed copy of this Agreement to evidence your agreement to all terms and conditions.

Very truly yours,

/s/ Dennis K. Bhame

Dennis K. Bhame
Executive Vice President, Human Resources

Accepted and agreed:

/s/ Theresa A. Flanagan	Dated: April 26, 2005

Theresa A. Flanagan